Exhibit 99.1

June 9, 2014

Press Release

SOURCE: Oil States International, Inc.

Oil States International, Inc. Announces Redemption of Remaining 6.5% Notes Due 2019 and Remaining 5.125% Notes Due 2023

HOUSTON, Texas, June 9, 2014 (GLOBE NEWSWIRE) – Oil States International, Inc. (NYSE: OIS) announced today that it has redeemed the remaining $103,931,000, or 17.32%, of the original $600 million aggregate principal amount of its outstanding 6.5% Senior Notes due 2019 (the “2019 Notes”) and the remaining $150,000, or 0.04%, of the original $366 million aggregate principal amount of its outstanding 5.125% Senior Notes due 2023 (the “2023 Notes”). For each $1,000 principal amount of the 2019 Notes, the redemption price was $1,050.19 in cash, plus accrued and unpaid interest, up to, but excluding, the redemption date of June 9, 2014. For each $1,000 principal amount of the 2023 Notes, the redemption price was $1,166.84 in cash, plus accrued and unpaid interest, up to, but excluding, the redemption date of June 9, 2014. The other $496,069,000, or 82.68%, of the 2019 Notes, and $365,850,000, or 99.96% of the 2023 Notes, were repurchased pursuant to Oil States’ previously announced tender offer, which expired on June 6, 2014. Oil States funded the redemption through borrowings under its revolving credit facility and available cash on hand.

About Oil States

Oil States International, Inc. is an oilfield services company with a leading market position as a manufacturer of products for deepwater production facilities and certain drilling equipment, as well as a provider of completion services and land drilling services to the oil and gas industry. Oil States is publicly traded on the NYSE under the symbol "OIS".

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2013 filed by Oil States with the Securities and Exchange Commission on February 25, 2014.

CONTACT:	Lloyd A. Hajdik Oil States International, Inc. Senior Vice President and Chief Financial Officer (713) 652-0582

Patricia Gil

Oil States International, Inc.

Investor Relations

(713) 470-4860